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                                                                 Exhibit 4(b)


                         HARTFORD LIFE INSURANCE COMPANY

                                  P.O. Box 2999
                        Hartford, Connecticut 06104-2999
                           (A stock insurance company)


         Certifies that a Group Annuity Contract has been issued to the
                        Contract Owner specified herein.


This Certificate is a summary
of the provisions of the
Group Annuity Contract
issued to the Contract Owner
named herein.





Signed for the Company

/s/ Lon A. Smith                             /s/ Bruce D. Gardner
Lon A. Smith, President                      Bruce D. Gardner, Secretary

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                                TABLE OF CONTENTS
                                -----------------

                                                            Page
                                                            ----

Annuity Specifications                                        3

Definitions                                                   4

Purchase Payment                                              5

Control Provisions                                            5

General Provisions                                            6

Crediting of Interest and Guarantee Periods                   7

Premium Taxes                                                 8

Termination Provisions                                        8

Annuity Options                                              10

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                             ANNUITY SPECIFICATIONS


DESIGNATED BENEFICIARY  Mary Doe
                        ------------------------------------------------------

PURCHASE PAYMENT  $5,000
                  ------------------------------------------------------------

INITIAL GUARANTEE PERIOD   10 Years
                          ----------------------------------------------------

INITIAL GUARANTEE RATE  8%
                        ------------------------------------------------------

PARTICIPANT AND ANNUITANT   John Doe
                           ---------------------------------------------------

CONTINGENT ANNUITANT
                      --------------------------------------------------------

CERTIFICATE                                  ANNUITY COMMENCEMENT
NUMBER           1234567                     DATE      March 1, 2020
        ----------------------------------         ---------------------------

CERTIFICATE                                  ANNUITANT'S AGE
DATE             July 1, 1990                ON CERTIFICATE DATE   45
     -------------------------------------                        ------------
CONTRACT OWNER   Doe and Sons Agency
                --------------------------------------------------------------
GROUP ANNUITY CONTRACT NUMBER      Specimen
                              -------------------------------------------------

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DEFINITIONS

The definitions in this section apply to the following words and phrases whenever and wherever they appear in this certificate.

ACCOUNT VALUE - The sum of the Purchase Payment made by or on behalf of a Participant and all interest earned to that date.

ANNUITANT - The person whose life a Certificate is issued. The Participant must also be the Annuitant.

ANNUITY COMMENCEMENT DATE - The date shown on page 3.

BENEFICIARY - The person entitled to receive benefits as per the terms of the Contract in case of the death of the Participant.

CERTIFICATE DATE - The date shown on page 3. Certificate Years are measured from the Certificate Date.

COMPANY - The Hartford Life Insurance Company.

CONTINGENT ANNUITANT - The spouse of the Participant if designated by the Participant to, upon the Participant's death prior to the Annuity Commencement Date, become the Annuitant and also the Participant.

CONTRACT - The group annuity contract issued to the Contract Owner specified on page 3.

CURRENT RATE - The applicable effective annual interest rate contained in a schedule of rates established by the Company from time to time for various durations.

DEPENDENT - The spouse or child of an employee eligible to participate in this contract.

DUE PROOF OF DEATH - A certified copy of the death certificate, an order of a court of competent jurisdiction, a statement from a physician who attended the deceased, or any other proof acceptable to the Company.

GROSS SURRENDER VALUE - The Account Value specified by the Participant for a full surrender.

GUARANTEE PERIOD - The period for which either an Initial or Subsequent Guarantee Rate will be credited.

INITIAL GUARANTEE PERIOD - The Guarantee Period chosen by the Participant on the Participant Enrollment Request Form as shown on the Certificate.

INITIAL GUARANTEE RATE - The effective annual rate of interest credited to a Purchase Payment made by or on behalf of a Participant as described in the Crediting of Interest and Guarantee Periods section. This rate of interest is specified in each Certificate.

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DEFINITIONS (CONTINUED)

IN WRITING - A written form satisfactory to the Company and filed at their office in Hartford, Connecticut. All correspondence should be sent to P.O. Box 2999, Hartford, Connecticut 06104-2999.

NET SURRENDER VALUE - The amount payable to the Participant on full surrender under a certificate after the application of any Market Value Adjustment. It is described in the Termination Provisions.

PARTICIPANT - The person specified on page 3.

SUBSEQUENT GUARANTEE RATE - The effective annual rate of interest established by the Company for the applicable subsequent Guarantee Period.

SURRENDER DATE - The date the Company receives the written request for a surrender.

PURCHASE PAYMENT

No Purchase Payment will be accepted by the Company unless it equals or exceeds the Minimum Purchase Payment Amount specified on page 3 and is accompanied by a properly completed Participant Enrollment Request Form. The Company reserves the right to limit the amount of the Purchase Payment. The amount of the Purchase Payment will be reflected in the Certificate issued upon receipt of the payment.

CONTROL PROVISIONS

ANNUITANT, CONTINGENT ANNUITANT AND PARTICIPANT

The Annuitant may not be changed. Changes in the designation of the Contingent Annuitant who may only be the spouse of the Participant, may be made at any time prior to the Annuity Commencement Date by written notice to the Company.

The Participant has the sole power to exercise all rights, options and privileges granted by this Contract or permitted by The Company and to agree with the Company to any change in or amendment to the Contract. The rights of the Participant shall be subject to the rights of any assignee of record with the Company and of any irrevocably designated Beneficiary. No assignment will be effective against the Company until the assignment has been received in writing. The Company assumes no responsibility for the validity of any assignment.

BENEFICIARY

The Designated Beneficiary will remain in effect until changed by the Participant. Changes in the Designated Beneficiary may be made during the lifetime of the Participant by written notice to the Company. If the Designated Beneficiary has been designated irrevocably, however, such

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CONTROL PROVISIONS (CONTINUED)

designation cannot be changed or revoked without such Beneficiary's written consent. Upon receipt of such notice and written consent, if required, at the offices of the Company, the new designation will take effect as of the date the notice is signed, whether or not the Participant is alive at the time of receipt of such notice. The change will be subject to any payments made or other action taken by the Company before the receipt of the notice.

In the event of the death of the Participant prior to the Annuity Commencement Date when there is no surviving Contingent Annuitant the Beneficiary will be the Designated Beneficiary then in effect. If there is no Designated Beneficiary in effect or if the Designated Beneficiary is no longer living, the Participant's estate will be the Beneficiary.

GENERAL PROVISIONS

THE CONTRACT

The Contract is an agreement between the Contract Owner and the Company. This Certificate is a summary of the Group Annuity Contract. The Certificate constitutes the entire Certificate.

MODIFICATION

This Contract may be modified at any time by written agreement between the Contract Owner and the Company. The modification must be signed by the President, a Vice President, an Assistant Vice President, a Secretary or an Assistant Secretary of the Company. No modification will affect the amount or term of any annuity begun prior to the effective date of the modification unless it is required to conform the Contract to, or give the Contract Owner the benefit of, any Federal or State statutes. No modification of this Contract will affect the method by which any then existing Participant's Account Value will be determined.

NON-PARTICIPATING

This certificate is non-participating. It does not earn dividends.

MISSTATEMENT OF AGE

If the age of the Participant is incorrectly stated, death benefits or annuity payments will be adjusted to the payment which would have been provided at the correct age adjusted for any overpayments or underpayments which had been made.

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GENERAL PROVISIONS (CONTINUED)

CHANGE OF ANNUITY COMMENCEMENT DATE

The Participant may change the Annuity Commencement Date provided the Participant notifies the Company, In Writing, 30 days before the scheduled Annuity Commencement Date. The Annuity Commencement Date that the Participant selects must be on or before the later of:

          a)   the Participant's attained age 90, or
          b) the end of the Initial Guarantee Period provided such Initial Guarantee Period is 10 years or less.

CREDITING OF INTEREST AND GUARANTEE PERIODS

The Purchase Payment (less applicable Premium Taxes, if any) will earn interest at the Initial Guarantee Rate during the Initial Guarantee Period.

Within 30 days prior to the end of any Guarantee Period, the Company will notify the Participant of the expiry of the current Guarantee Period, and that a subsequent Guarantee Period of the same duration will commence, unless the Company has:

          a) received, In Writing, a request for a full surrender within 30 days prior to the end of the current Guarantee Period; or

          b) received, In Writing, a request for a full surrender within 5 business days after the end of the current Guarantee Period; or

          c) received, In Writing, a request for a Guarantee Period of a different duration from among those offered by the Company at any time within 30 calendar days prior to the end of the current Guarantee Period; or

          d) received, In Writing, a request for a Guarantee Period of a different duration from among those offered by the Company at any time within 5 business days after the end of the current Guarantee Period.

The Account Value at the beginning of any Subsequent Guarantee Period will be equal to the Account Value at the end of the Guarantee Period just ending. The Account Value will earn interest at the subsequent Guarantee Rate in the subsequent Guarantee Period. This rate will be at least equal to the Initial Guarantee Rates being credited to Purchase Payments for new certificates for the same duration of Guarantee Period at the time the Subsequent Guarantee Rate is determined.

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GENERAL PROVISIONS (CONTINUED)

PREMIUM TAXES

A deduction is made for premium taxes, if applicable. On any Certificate subject to premium tax, the tax will be deducted, as provided under applicable law, from the Purchase Payment when received, or from the Gross Surrender Value upon surrender, or from the amount applied to effect an annuity at the time annuity payments commence.

TERMINATION PROVISIONS

GENERAL SURRENDERS

Full surrenders may be made under a Certificate at any time and will terminate the Certificate. No partial surrenders may be made.

In the case of full surrenders, the Account Value will be reduced by the Gross Surrender Value on the Surrender Date and the Net Surrender Value will be payable to the Participant. Except as provided for in the Special Surrenders Section, the Net Surrender Value is calculated by the Company on a daily basis as follows:

                         (A - B) x C, where:

     A = the Gross Surrender Value;

     B = any unpaid premium taxes;

     C = the Market Value Adjustment described below.

MARKET VALUE ADJUSTMENT

The formula which will be used to determine the Market Value Adjustment is calculated by the Company on a daily basis as follows:

                              [     1 + I     ]   N/12
                              [---------------]
                              [     1 + J     ]

I = Guarantee Rate in effect for the current Guarantee Period (expressed as a decimal, e.g. 1% = .01).

J = The current Rate plus 0.25% (expressed as a decimal, e.g. 1% = .01) in effect for durations equal to the number of years remaining in the current Guarantee Period (years are rounded to the next highest number of years). If not available, the Company will utilize a rate equal to the most recent Moody's Corporate Bond Yield Average - Monthly Average Corporates (for the applicable duration) plus 0.25% as published by Moody's Investors Service, Inc.

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TERMINATION PROVISIONS (CONTINUED)

N = The number of complete months from the Surrender Date to the end of the current Guarantee Period.

SPECIAL SURRENDERS

A Market Value Adjustment will not be applied to a full surrender made at the end of the Guarantee Period. A request for a surrender at the end of a Guarantee Period must be received, In Writing, during the 30 day period preceding the end of such Guarantee Period. A request for a full surrender received In Writing within five (5) business days of the beginning of a Subsequent Guarantee Period will be considered a Special Surrender and a Market Value Adjustment will not be applied.

If the Participant notifies the Company, In Writing within 30 days prior to the end of a Certificate Year, the Company will send the Participant any interest credited during the prior Certificate Year. No Market Value Adjustment will be imposed on such interest payments.

PAYMENT UPON SURRENDER - DEFERRAL OF PAYMENT

The Company may defer payment of any total surrender for the period permitted by law. In no event will this deferral of payment exceed 6 months from date of receipt of the election to totally surrender. If the Company defers payment for more than 30 days the Company will pay interest of at least 4% per annum on the amount deferred. The Company will not, however, defer payment of more than 30 days for any surrender effective at the end of any Guarantee Period.

DEATH BENEFIT

If the Participant dies prior to the Annuity Commencement Date and there is no designated Contingent Annuitant surviving, the death benefit will be payable to the Beneficiary as determined under the Contract Control Provisions. If the death occurs on or prior to the Participant attaining age 65, then the death benefit equals the higher of the Account Value or the Net Surrender Value as each is calculated as of the date the Company receives written notification of due Proof of Death. If the death occurs after the Participant attains age 65, then the death benefit equals the Net Surrender Value.

The death benefit will be due and payable within a reasonable period of time (not to exceed 6 months) after the Company receives Due Proof of Death. The death benefit may be taken in one sum or under any of the annuity options available under the contract provided however, that, any annuity option selected must provide that any amount payable as a death benefit will be distributed within 5 years of the date of death; or, if the annuity option selected provides for the death benefit to be payable over a period not extending beyond the life expectancy of the Beneficiary or over the life of the Beneficiary, such distribution must commence within one year of the date

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ANNUITY OPTIONS

of death. Notwithstanding the previous sentence, if the Beneficiary is the spouse of the Participant and is also the Contingent Annuitant, such spouse may elect, in lieu of receiving the death benefit, to be treated as the Participant.

ANNUITY BENEFIT

On the Annuity Commencement Date, unless directed otherwise, the Company will apply the Participant's Account Value multiplied by the Market Value Adjustment, less applicable premium taxes, if any, to purchase the monthly income payments according to the Annuity Option elected. If the Annuity Commencement Date coincides with the end of any Guarantee Period, no Market Value Adjustment will be applied in the determination of the monthly income payments.

ELECTION OF ANNUITY OPTIONS


The Participant may elect to have the Account Value (less applicable premium taxes, if any) applied on the Annuity Commencement Date under any of the Annuity Options described below or any other Annuity Option being offered by the Company at the time of annuitization. In the absence of such election the Account Value will be applied on the Annuity Commencement Date under the Second Option to provide a life annuity with 120 monthly payments certain.

Election of any of these options must be made In Writing to the Company at least 30 days prior to the date such election is to become effective.

DATE OF PAYMENT

The first payment under any option shall be due on the Annuity Commencement Date. Subsequent payments shall be made in accordance with the manner of payment selected.

The Participant, or in the case the Participant shall have not done so, the Beneficiary after the death of the Participant may elect in lieu of payment in one sum, that any amount or part thereof due by the Company under this Contract to the Beneficiary shall be applied under any one of the options stated below. Such election must be made within one year after death of the Participant by written notice to the office of the Company.

DEATH OF PARTICIPANT

In the event of the death of the Participant while receiving annuity payments, the present values at the current dollar amount on the date of death of any remaining guaranteed number of payments, or any then remaining balance of proceeds under the Fifth Option will be paid in one sum to the Beneficiary unless other provisions shall have been made and approved by the Company. However, any method of distribution must provide that any amount payable as a

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ANNUITY OPTIONS (CONTINUED)

death benefit will be distributed at least as rapidly as under the method of distribution in effect at the time of the Participant's death. Calculations of such present value of the guaranteed payments remaining will be based on the interest rate that is used by the Company to determine the amount of each certain payment.

TERMINATION AFTER THE ANNUITY COMMENCEMENT DATE

An annuity effected under a certificate may not be surrendered after the commencement of annuity payments.

ANNUITY OPTIONS

FIRST OPTION - Life Annuity - An annuity payable monthly during the lifetime of the Participant, ceasing with the last payment due prior to the death of the Participant.

SECOND OPTION - Life Annuity with 120, 180, or 240 Monthly Payments Certain - An Annuity providing monthly income to the Participant for a fixed period of 120 months, 180 months, or 240 months (as selected), and for as long thereafter as the Participant shall live.

THIRD OPTION - Cash Refund Life Annuity - An annuity payable monthly during the lifetime of the Participant ceasing with the last payment due prior to the death of the Participant provided that, at the death of the Participant, the Beneficiary will receive an additional payment equal to the excess, if any, of
(a) over (b) where: (a) is the Account Value applied on the Annuity Commencement Date under this option: and (B) is the dollar amount of annuity payments already paid.

FOURTH OPTION - Joint and Last Survivor Life Annuity - An annuity payable monthly during the joint lifetime of the Participant and a secondary payee, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

FIFTH OPTION - Payments for a Designated Period - An amount payable monthly for the number of years selected which may be from 5 to 30 years.

ANNUITY TABLES

The attached tables of guaranteed annuity purchase rates show the dollar amount of the monthly payments for each $1,000 applied under the five options. Under the First, Second, or Third Options, the amount of each payment will depend upon the age of the Participant at the time the first payment is due. Under the Fourth Option, the amount of each payment will depend upon the ages of both payees at the time first payment is due. Actual payments will be based on annuity rate tables currently in use, if they produce higher payments than the guaranteed amounts.

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DESCRIPTION OF TABLES

The tables for the First, Second, Third and Fourth Options are based on the 1983a, Individual Annuity Mortality Table with ages set back one year and a net investment rate of 4% per annum. The table for the Fifth Option is based on a net investment rate of 4% per annum.

MINIMUM PAYMENT

The option elected must result in a payment of an amount at least equal to the minimum payment amount according to Company rules then in effect. If at any time payments are less than the minimum payment amount the Company has the right to change the frequency to an interval resulting in a payment at least equal to the minimum. If any amount due is less than the minimum per year, the Company may make other arrangements that are equitable to the Participant.

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                            GROUP ANNUITY CERTIFICATE

                    Issued by Hartford Life Insurance Company
                                  P.O. Box 2999
                        Hartford, Connecticut 06104-2999


Participant:  John Doe                    Contract Owner:  Doe and Sons Agency

Amount of Each
Annuity Payment:  $100                    Group Contract Number:  Specimen

Date of First Payment:  July 1, 1990      Frequency of Payments:  Monthly

Beneficiary:  Jane Doe                    Form of Annuity Payment:  Cash Refund
                                                                    Life Annuity


- --------------------------------------------------------------------------------

This certificate is evidence that the above named Participant (herein referred to as "you") has been issued an annuity pursuant to the provisions of a eligible deferred compensation plan. The amount and form of this annuity is determined by the Contract Owner specified above. Your plan will specify the method under which your annuity payments will be made to you.

GENERAL PROVISIONS: The amount and terms of the annuity purchased for you are subject to the provisions of the Group Annuity Contract. This Certificate describes certain provisions of the Group Contract, but in no way voids or alters any of the terms of that Contract.

DEATH OF ANNUITANT: If the type of annuity payment provided to you guarantees payments to your Beneficiary after your death, the present value, at the current dollar amount on the date of death, of any remaining payments will be paid in one sum to the Beneficiary designated by you unless your Plan allows otherwise. Calculation of such present value of the remaining guaranteed payments will be based on the interest rate that is used by The Hartford to determine the amount of each certain payment.

The Beneficiary will be the person you name, provided the name is on file with The Hartford.

TERMINATION: Once your annuity payments have begun, you may not surrender or terminate your annuity.

MISSTATEMENT OF AGE: If your age is incorrectly stated, the annuity payment will be adjusted to that payment which would have been provided at the correct age taking into account any overpayments or underpayments which had been made.

ASSIGNMENT: The Group Contract annuity provisions provides that annuity payments, benefits and refunds are not assignable.


Signed for the Company


/s/ L.A. Smith                                    /s/ B. Gardner
Lon A. Smith, President                           Bruce D. Gardner, Secretary